UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 10, 2016

W. P. CAREY INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-13779	45-4549771
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02              Results of Operations and Financial Condition.

On February 10, 2016, W. P. Carey Inc. (“W. P. Carey”) issued a press release, which included a brief discussion relating to financial guidance.   A copy of the press release is attached as Exhibit 99.1.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2016, the Company announced that the Board of Directors (the “Board”) appointed Mark J. DeCesaris, a current director of the Company, as Chief Executive Officer of the Company, effective February 10, 2016, to succeed Trevor P. Bond, who resigned from his positions as Chief Executive Officer and as a member of the Board, in each case effective as of that date.  The compensation arrangements for Mr. DeCesaris have not yet been agreed.  Mr. DeCesaris will continue to serve on the Board.

Mr. DeCesaris, age 56, has served as a member of the Board and Chairman of its Technology Committee since July 2012.  Mr. DeCesaris was Chief Financial Officer of the Company from 2010 to 2013 and served as the Company’s Acting Chief Financial Officer from 2005 to 2010.  Before joining the Company, from March 2003 to December 2004, Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where he oversaw the integration of acquisitions and developed and implemented a shared service organization to reduce annual operating costs.  From August 1999 to March 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance.  From 1994 to August 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded.  He started his career with Coopers & Lybrand in Philadelphia, earning his Certified Public Accountant license in 1983.  Mr. DeCesaris graduated from Kings College with a B.S. in Accounting and a B.S. in Information Technology.  He currently serves on the Board of Kings College and on the Board of the Denver Mile High Youth Corps, Petroleum Service Co. and Mountain Productions, Inc.

In connection with his resignation, Mr. Bond and the Company entered into a letter agreement, dated February 10, 2016 (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Bond’s employment with the Company ended as of February 10, 2016, and such termination was without “Cause,” as that term is defined in the Employment Agreement, dated as of January 15, 2015, by and between Mr. Bond and the Company (the “Employment Agreement”).  Under the Separation Agreement, subject to certain conditions, Mr. Bond will be entitled to receive the severance benefits provided for in the Employment Agreement, and, subject to satisfaction of applicable performance conditions and pro-ration, vesting of his outstanding unvested performance stock units in accordance with their terms.  In addition, previously granted restricted stock units that are scheduled to vest on February 15, 2016 will vest in accordance with their terms.  The Separation Agreement also provides that Mr. Bond will receive an annual cash bonus for calendar year 2015 in an amount equal to $1,700,000.  In addition, Mr. Bond is subject to certain non-disparagement, non-solicitation, confidentiality and other customary obligations.  The severance benefits, equity award acceleration and bonus payment are conditioned on Mr. Bond’s execution and non-revocation of a release of claims against the Company and its affiliates.

The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

The following are filed as exhibits to this report:

10.1                                    Separation Agreement, dated February 10, 2016, by and between W. P. Carey Inc. and Trevor P. Bond

99.1                                    Press release issued by W. P. Carey Inc. on February 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

	By:	/s/ Susan C. Hyde
	Name:	Susan C. Hyde
	Title:	Managing Director and Corporate Secretary

Date: February 10, 2016

4